Exhibit 10.1
LICENCE AGREEMENT

Effective as of 31 July 2003 (“the Effective Date”)

Between

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

a company duly registered under the laws of Israel of P.O. Box 95, Rehovot 76100, Israel

(hereinafter “Yeda”)
of the one part;

and

BiondVax Pharmaceuticals Ltd.

a company duly registered under the laws of Israel of 54 Bialik Avenue, Ramat Hasharon 47205, Israel, Israel

(hereinafter the “Company”)
of the other part.

P R E A M B L E :

WHEREAS:	(A)
in the course of research conducted at the Weizmann Institute of Science (“the Institute”), under the supervision of Professor Ruth Arnon (“Prof. Arnon”) of the Department of Immunology, Prof. Arnon together with certain other scientists of the Institute (all of the aforementioned persons, collectively, “the Scientists”) arrived at an invention comprising a peptide-based vaccine for influenza (“the Invention”), all as more fully described in the patent applications listed in Appendix A(1) hereto (“the Existing Patent Applications”); and created and/or generated the know-how and other information relating to the Invention and the formulation and development thereof as described in Appendix A(2) hereto (which may be modified by mutual agreement of the parties from time to time) (“the Know-How”); and

(B)
by operation of Israeli law and/or under the terms of employment of the Scientists at the Institute and pursuant to an agreement between the Institute, Yeda and the Scientists, all right, title and interest in and to the Invention, the Know-How and all Patents (as hereinafter defined) in respect of the Invention and the Know-How,’ vest and shall vest exclusively in Yeda; and

(C)
subject to and in accordance with the terms of this  Agreement, the Company wishes to receive, and Yeda is willing to grant to the Company, a worldwide exclusive licence under the Patents and the Know-How, for the manufacture, development and sale of influenza vaccines and any other product that cannot be manufactured, used, leased, sold, transferred or imported, in whole or in part, without infringing on one or more claims under the Patents (“Products”), all subject to and in accordance with the terms and conditions of this Agreement below; and

(D)
the Company hereby declares that, as at the Effective Date and until the date of signature of this Agreement, the Company was wholly-owned by Dr. Ron Babecoff (I.D. No. 068780410) of 54 Bialik Avenue, Ramat Hasharon 47205, Israel; Isaac Devash (I.D. No. 27038108) of 18 Belinson Street, Holon 58320 Israel and Rami Epstein (I.D. No. 57825473), of 70 Jabotinsky Street, Givatayim 53320, Israel (“the Founders”),

NOW THEREFORE` IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	PREAMBLE, APPENDIX AND INTERPRETATION

1.1.	The Preamble and Appendix hereto form an integral part of this Agreement.

1.2.	In this Agreement the terms below shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1.	“Affiliated Entity”	-
shall mean, with respect to any company, corporation, other entity or person (hereinafter, collectively, “entity”), an entity which directly or indirectly, is controlled by, or controls, or, is under common control with, such entity. For the purposes of this definition, “control” shall mean the ability, directly or indirectly, to direct the activities of the relevant entity (save for an ability flowing solely from the fulfillment of the office of director or another office) and shall include, without limitation, the holding, directly or indirectly, of more than 30% (thirty percent) of the issued share capital or of the voting power of the relevant entity or the holding, directly or indirectly, of a right to appoint more than 30% (thirty percent) of the directors of such entity or of a right to appoint the chief executive officer of such entity;

1.2.2.	“Development Program”	-
shall mean, with respect, to any Product or Products, a development program specifying the activities and timetable necessary to develop such Products to commercialisation, including the performance of toxicological tests, pharmacological and efficacy tests, pre-clinical tests and clinical trials and the steps required for obtaining regulatory approvals from the U.S. Food and Drug Administration (“the FDA”) or equivalent regulating authorities in other countries and the development of procedures and facilities for commercial production of such Products, sales projections and proposed marketing efforts;

1.2.3.	“Exchange Rate”	-
shall mean, with respect to any amount to be calculated, or which is paid or received in a currency other than US Dollars, the rate reported in the Wall Street Journal for the purchase of US Dollars with such currency except if such currency is New Israel Sheqels, in which case such rate shall be the Bank Hapoalim Rate as defined below, on the last Business Day prior to the date of calculation, payment or receipt, as the case may be; for the purpose of the above, “Business Day” shall be a day, other than a Saturday, Sunday or other day on which the principal banks located in New York are not open for business during normal banking hours; and “Bank Hapoalim Rate” shall mean the average of the selling and buying exchange rates of New Israel Sheqels (in respect of cheques and remittances) and the US Dollar prevailing at Bank Hapoalim B.M. at the end of business on the date of calculation, payment or receipt, as the case may be;

1.2.4.	“Initial Investment”	-
shall mean the investment of an aggregate amount of at least US $3,000,000 (three million United States Dollars) net in the issued and irredeemable share capital of the Company, whether in one transaction or multiple transactions, to be expended solely for the purpose of advancing the research and development of the Products;

1.2.5.	“Initial investment Date”	-	March 31, 2005 or, if earlier, the date upon which the Company shall have received the Initial Investment;

1.2.6.	“Licence”	-
shall mean an exclusive worldwide licence under the Patents and the Know-How for the development, manufacture (by the Company or by a Subcontractor on the Company’s behalf), use, marketing, safe, distribution and importing of the Products, subject to the provisions of clause 2.1 below and the other terms and conditions of this Agreement;

1.2.7	“Licensed Information”	-	shall mean: (a) the Invention; and (b) the Know-How;

1.2.8	“Net Sales”	-
shall mean the total amount invoiced by the Company and the total amount invoiced by each Sublicensee in connection with the sale of Products (for the removal of doubt, whether such sales are made before or after the receipt of FDA New Drug Approval or equivalent approval for the relevant Product in any country); provided that, with respect to sales which are not at arms-length and either are not in the ordinary course of business or according to then current market conditions for such a sale, the term “Net Sales” shall mean the total amount that would have been due in an arm’s length sale made in the ordinary course of business and according to the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for the sale of products similar to the Products, in all cases after deduction of:

			(i)	excises, customs, duties and sales taxes (including value added taxes), or other similar governmental charges to the extent applicable to such sale and included in the invoice in respect of such sale;

(ii)
normal and customary trade, cash and quantity discounts, rebates, chargebacks, credits or allowances, if any, actually granted or imposed on account of the sale of the Products; or on account of price adjustments, including retroactive price adjustments or reductions imposed by public authorities, recalls, refunds, rejections or returns of Products previously sold;

(iii)	bad debts, provided that they are recorded as such in the Company’s books in accordance with acceptable accounting principles and practices; and

(iv)	normal and customary transportation and delivery charges actually incurred, including shipping insurance, to the extent that such items are separately itemised in the invoice;

and provided further that, with respect to sales by the Company and/or a Sublicensee, as applicable, to any Affiliated Entity of the Company or Sublicensee, as the case may be, the term, “Net Sales” shall mean the higher of: (a) “Net Sales”, as defined above, with respect to sales which are not at arm’s length and either are not in the ordinary course of business or according to current market conditions; and (b) the total amount invoiced by such Affiliated Entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (i), (ii), (iii) and (iv) above, to the extent applicable. For the removal of doubt, it is recorded that royalties shall not be paid on both the sale and resale of the same Product by the Company, a Sublicensee and/or an Affiliated Entity of the Company or Sublicensee (as the case may be)—but shall only be paid on the sale or resale (as the case may be) which has the highest “Net Sales” value as set forth in this clause 1.2.8 above. For the further removal, of doubt, Sublicensing Receipts shall not form part of the “Net Sales”. Notwithstanding the aforegoing, with respect to sales during the period until the end of the calendar quarter during which the Company reaches an aggregate cumulative gross income (turnover) of US $3,000,000 (three million United States Dollars), all references in the above definition of Net Sales to “invoiced” shall be replaced by “received” and the deductions specified in subparagraphs (i), (ii) and (iv) above shall only apply if and to the extent that amounts corresponding thereto are actually received, and, with respect to the deduction specified in subparagraph (ii) above, subsequently refunded; and, for the removal of doubt, the deduction specified in subparagraph (iii) above shall apply only after the Company reaches an aggregate cumulative gross income (turnover) of US $3,000,000 (three million United States Dollars);

1.2.9.	“Patents”	-
shall mean: (i) the Existing Patent Applications and all corresponding patents which may be granted thereon in all jurisdictions; and (ii) all other patent applications or applications for certificates of invention covering portions of the Licensed Information and all patents or certificates of invention which may be granted thereon; as well as all continuations, continuations-in-part, patents of addition, divisions, refiles, renewals, reissues and extensions of any of the aforegoing patents.

For the purposes of this Agreement, the term “Patent” shall also mean “Orphan Drug” status (within the meaning of such term under the US Orphan Drug Act), Supplementary Protection, Certificate (within the meaning of such term under Council Regulation (EU) No. 1768/92) or any other similar statutory protection;

1.2.10.	“Subcontracting Agreement” and “Subcontractor”	-

“Subcontracting Agreement” shall mean a bona fide subcontracting agreement pursuant to which a contractor is engaged on a pure commissioned work basis for the sole purpose of manufacturing or developing any of the Products (or part thereof) on the Company’s behalf, for monetary, consideration only; and the term “Subcontractor” shall be construed accordingly;

1.2.11.	“Sublicence” and “Sublicensee”	-
“Sublicence” shall mean any right granted, licence given, or agreement entered into, by the Company to or with any other person or entity, permitting any use of the Licensed Information and/or the Patents (or any part thereof) for the development, manufacture and/or sale of Products (whether or not such grant of rights, licence given or agreement entered into is described as a sublicence or as an agreement with respect to the development and/or manufacture and/or sale and/or distribution and/or marketing of Products or otherwise); provided, however, that a Subcontracting Agreement shall not be deemed to be a “Sublicence”; and the term “Sublicensee” shall be construed accordingly;

1.2.12.	“Sublicensing Receipts”	-
shall mean consideration, whether monetary or otherwise, received (for the removal of doubt, whether received before or after the receipt of FDA New Drug Approval or equivalent approval for any Product in any country) by the Company for or from the grant of Sublicences and/or pursuant thereto, or in connection with the grant of an option for a Sublicence, except for:

			(i)	amounts received by the Company which constitute royalties based on sales of the Products by Sublicensees;

(ii)
amounts received from a Sublicensee and actually expended by the Company (as evidenced by invoices, receipts or other appropriate documents) in respect of future research and development activities to be performed at the Company or on behalf of such Sublicensee, provided that:

				(a)	such research and development, activities are performed pursuant to a research and development program and research and development budget, a copy of which is furnished to Yeda;

(b)
the amounts attributed to overheads in the said research and development budget do not, in the aggregate, exceed an amount equal to 35% (thirty-five percent) of the total research and development budget, it being agreed, for the removal of doubt, that any amounts received by the Company as aforesaid which are not actually expended by the Company in the conduct of such research and development activities shall be deemed to be Sublicensing Receipts;

	the terms: “the Effective Date”, “Yeda”, “the Company”, “the Institute”, “Prof. Arnon”, “the Scientists”, “the Invention”, “the Existing Patent Applications”, “the Know-How” “Products” and “the Founders”	-	shall bear the definitions assigned to them respectively in the heading or the preamble hereto, as the case may be.

1.3.	In this Agreement:

1.3.1.
words importing the singular shall include the plural and vice-versa and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations;

1.3.2.	any reference in this Agreement to the term “patent” shall also include any re-issues, divisions, continuations or extensions thereof (including measures having equivalent effect); and

1.3.3.	any reference in this Agreement to the term “sale” shall include the sale, lease, rental or other disposal of any Product;

1.3.4.	“including” and “includes” means including, without limiting the generality of any description preceding such terms.

2.	LICENCE

2.1.
Yeda hereby grants the Licence to the Company, and the Company hereby accepts the Licence from Yeda, during the period, for the consideration and subject to the terms and conditions set out in this Agreement. For the removal of doubt, no licence is granted hereunder with regard to the Licensed information and/or the Patents and/or any portion of any of the aforegoing, with respect to any exploitation or activities (including the activities referred to in clause 1.2.6 above) relating to any product or services, other than Products.

2.2.
The Company hereby acknowledges that it is aware that the invention constitutes. Background Information (as such term is defined in Annex II of the EU Consortium Agreement entitled “A multi-disciplinary approach to the development of eptiope-based vaccines”, Proposal No. PL 970294 (the “EU Agreement”)), that it had reviewed the documents relating to the EU Agreement and that it is aware that Yeda has procured that the parties to the said EU Consortium Agreement have been notified of this Agreement by the Institute pursuant to section 16 of the EU Agreement .

For the removal of doubt, nothing contained in this Agreement shall prevent Yeda or the Institute from using the Licensed Information and the Patents for non-commercial academic research or other scholarly purposes.

2.3.	The Licence, shall remain in force in each country with respect to each Product (if not previously terminated in accordance with the provisions of this Agreement) until:

2.3.1.	in the case in which there is any Patent covering such Product in such country, the date of expiry in such country of the last of the Patents covering such Product; or

2.3.2.
in the case in which: (i) there is no Patent covering such Product in such country; and (ii) there is any Know-How that is identifiable and secret (i.e. is not in the public domain) relating to such Product, the date of expiry of a period of 15 (fifteen) years commencing on the date, of First Commercial Sale (as defined below) by the Company or a Sublicensee of such Product, provided that and for so long as such Know-How remains secret and of value.

For the purposes of clause 2.3.2 above, “First Commercial Sale” of any Product shall mean the first commercial sale of such Product in either the U.S.A. or any country in Europe after FDA New Drug Approval or equivalent approval in any European country has been obtained for such Product. The Company shall notify Yeda in writing immediately upon the making of such First Commercial Sale referred to above, specifying its date, the country in which such sale took place and the type of Product sold.

2.4.
A Sublicence under the Licence may be granted by the Company only with the prior written consent of Yeda, which shall not be unreasonably withheld (Yeda’s response to a request for such consent shall be in writing and such response shall not be delayed unreasonably, and in the event that Yeda refuses to grant such consent, Yeda shall also specify the reasons therefor), and provided that: (i) the proposed Sublicence is for monetary consideration only, (ii) the proposed Sublicence is to be granted in a bona Fide arm’s length commercial transaction, (iii) the terms of the proposed Sublicence are submitted to Yeda prior to the signature thereof; and (iv) the proposed Sublicence is made by written agreement, the provisions of which are consistent with the terms of the Licence and contain, inter alia, the following terms and conditions:

2.4.1.	the Sublicence shall expire automatically on the termination of the Licence for any reason;

2.4.2.
the Sublicensee shall be bound by provisions substantially similar to those in clause 7 below relating to confidentiality binding the Company (the obligations of the Sublicensee so arising being addressed also to Yeda directly);

2.4.3.	all terms necessary to enable performance by the Company of its obligations hereunder;

2.4.4.
that any act or omission by the Sublicensee which would have constituted a breach of this Agreement by the Company had it been the act or omission of the Company, shall constitute a breach of the Sublicence agreement with the Company entitling the Company to terminate the Sublicence, and the Company hereby undertakes to inform Yeda forthwith upon receipt of knowledge by the Company of such breach and, at the request of Yeda, and at the Company’s cost and expense, to exercise such right of termination;

2.4.5.	that the Sublicence shall not be assignable, otherwise transferable or further sublicenseable;

2.4.6.
that: (i) a copy of the agreement granting the Sublicence shall be made available to Yeda, promptly upon its execution; (ii) all amendments to any such Sublicence agreement shall be subject to Yeda’s prior written consent; and (iii) the Company shall submit to Yeda copies of all such amendments (as approved by Yeda), promptly upon execution thereof; and

2.4.7.
that the Sublicensee shall keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Yeda by the Company under this Agreement; and that the Sublicensee shall retain the aforegoing books of account for 6 (six) years after the end of each calendar year during the period  of the Sublicence, and, if the Sublicence is terminated for any reason whatsoever, for 6 (six) years after the end of the calendar year in which such termination becomes effective;

2.4.8.
that the Sublicensee shall grant to Yeda the right, at reasonable times and upon reasonable notice to the Sublicensee, to send representatives of Yeda, the identities of such representatives to be subject to the Sublicensee’s consent (which shall not be unreasonably withheld and the Sublicensee’s response to a request for such consent not to be unreasonably delayed) in order to examine those records of the Sublicensee as may be necessary in order to determine the correctness or completeness of any payment made by the Company to Yeda under this Agreement, provided that prior to such examination such representatives shall execute a written undertaking of confidentiality in customary form (which undertaking, for the removal of doubt, shall not prevent or restrict the disclosure or furnishing to Yeda by such representatives of all relevant information arising from such inspection), all without derogating from clauses 4.4 and 4.5 below.

2.5.
For the removal of doubt, the Company shall not be entitled to grant, directly or indirectly, to any person or entity any right of whatsoever nature to exploit or use in any way the Licensed Information or the Patents or to develop, manufacture and/or sell the Products or any part of any of the aforegoing, save by way of Sublicence and subject to the conditions of this clause 2 relating to any such grant or by way of Subcontracting Agreement.

2.6.
Nothing contained in this Agreement shall be deemed to be a representation or warranty, express or implied, by Yeda that the Existing Patent Applications or any of them or any patent applications relating to the Licensed Information or any portion thereof will be granted or that patents obtained on any of the said patent applications are or will be valid or will afford proper protection or that the Licensed information or any other portion of the Licensed Information is or will be commercially exploitable or of any other value or that the exploitation of the Patents or the Licensed Information will not infringe the rights of any third party.

3.	TITLE

Subject only to the Licence, all right, title and interest in and to the Licensed Information and the Patents and all right, title and interest in and to any drawings, plans, diagrams, specifications, other documents, models, or any other physical matter in any way containing, representing or embodying any of the aforegoing, vest and shall vest in Yeda.

4.	ROYALTIES

4.1.	In consideration for the grant of the Licence, the Company shall pay Yeda:

4.1.1.
a royalty of 3% (three percent) of Net Sales by or on behalf of the Company or any Sublicensees; provided that:

in the event that there are any sales of a Product that are not, at the time of such sales, covered by a Patent in such country, then the royalty rate referred to in this clause 4.1.1 above shall, with respect to Net Sales of such Product made in such country during the period such Product is not so covered by a Patent as aforesaid, be reduced to 2% (two percent), such royalties, for the removal of doubt, being payable at such lower rate in respect of the use of the Know-How under this Agreement; and

4.1.2.	the percentage of Sublicensing Receipts received by the Company stipulated below:

(i)
with respect to those Sublicensing Receipts received pursuant to or in connection with a Sublicence or an option for a Sublicence executed prior to the end of Phase I clinical trials in respect of any Product in any country (being the subject matter of such Sublicence)—45%;

(ii)
with respect to those Sublicensing Receipts received pursuant to or in connection with a Sublicence or an option for a Sublicence executed after the end of Phase I clinical trials in respect of any Product in any country (being the subject matter of such Sublicence) and before the end of Phase II clinical trials in respect of such Product:

35%—of the first $20,000,000 (twenty million United States Dollars) of Sublicensing Receipts received as aforesaid; and

25%—of all Sublicensing Receipts received as aforesaid over $20,000,000 (twenty million United States Dollars) in aggregate;

(iii)
with respect to those Sublicensing Receipts received pursuant to or in connection with a Sublicence or an option for a Sublicence executed after the end of Phase II clinical trials in respect of any Product in any country (being the subject matter of such Sublicence):

20%—of the first $20,000,000 (twenty million United States Dollars) of Sublicensing Receipts received as aforesaid; and

15%—of all Sublicensing Receipts over $20,000,000 (twenty million United States Dollars) in aggregate;

it being agreed that for the purposes of calculating the percentage of Sublicensing Receipts payable by the Company pursuant to this paragraph (iii), all Sublicensing Receipts received pursuant to or in connection with a Sublicence or an option for a Sublicence executed prior to the end of Phase II clinical trials in respect of such Product shall be deemed to be included in the total amount of Sublicensing Receipts referred to above.

For the removal of doubt, the Company undertakes that all sales (within the meaning of such term in clause 1.3.3 above) of Products by the Company and each Sublicensee, other than the disposal or use of any Product for the sole purpose of carrying out clinical trials with respect to such Product, shall be for cash consideration only.

For the further removal of doubt, it is recorded that the Company shall not be obligated to pay Yeda royalties or other payments pursuant to this clause 4.1 above with respect to (i) the use or disposal of any Product, without consideration, for the sole purposes of carrying out clinical trials in respect of such Product; or (ii) any Product in any country after the expiry of the Licence in such country with respect to such Product.

4.2.
in calculating Net Sales and Sublicensing Receipts, all amounts shall be expressed in US Dollars and any amount received or invoiced in a currency other than US Dollars shall be translated into US Dollars, for the purposes of calculation, in accordance with the Exchange Rate between the US Dollar and such currency on the date of such receipt or invoice, as the case may be. For the removal of doubt, in calculating amounts received by the Company, whether by way of Net Sales or Sublicensing Receipts, any amount deducted or withheld in connection with any such payment on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by the Company in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by the Company. In the event that the Sublicensing Receipts comprise, in whole or in part, of non-cash consideration (including shares or other securities of the Sublicensee or any other entity), then the Company agrees, promptly upon Yeda’s request, to execute and deliver such documents and instruments and do any other acts as may be necessary, so that Yeda receives the percentage share of such non-cash consideration as provided in clause 4.1.2 above.

4.3.
4.3.1.
Amounts payable to Yeda in terms of this clause 4 shall be paid to Yeda in US Dollars (i) in the case of Net Sales, on a quarterly basis and no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made or royalties are received by the Company; or (ii) in the case of Sublicensing Receipts, no later than 7 (seven) days after any such Sublicensing Receipts are received by the Company from any Sublicensees.

4.3.2.
The Company shall submit to Yeda: (i) no later than 7 (seven) days after any Sublicensing Receipts are received, an interim written report setting out amounts owing to Yeda in respect of such Sublicensing Receipts; and (ii) no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made or Sublicensing Receipts are received by the Company, a full and detailed report, in a form acceptable to Yeda, certified as being correct by the chief financial officer of the Company, setting out all amounts owing to Yeda in respect of such previous calendar quarter to which the report refers, and with full details of:

4.3.2.1.	(i)	the sales made by the Company and Sublicensees, including a breakdown of Net Sales according to country, identity of seller, currency of sales, dates of invoices, number and type of Products sold;

	(ii)	the Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, countries, the currency of the payment and date of receipt thereof;

	(iii)	deductions applicable, as provided in the definition of “Net Sales”;

(iv)
the aggregate cumulative gross income (turnover) of the Company—until the end of the calendar quarter during which the Company reaches an aggregate cumulative gross income (turnover) of US $3,000,000 (three million United States Dollars); and

4.3.2.2.	any other matter necessary to enable the determination of the amounts of royalties payable hereunder.

4.4.
The Company shall keep and, without derogating from the provisions of clause 2.4.7 above, shall do its utmost to cause Sublicensees to keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Yeda in terms hereof. The Company shall supply Yeda at the end of each calendar year, commencing with the first calendar year in which any amount is payable by the Company to Yeda under this clause 4, a report signed by the Company’s independent auditors in respect of the amounts due to Yeda pursuant to this clause 4 in respect of the year covered by the said report and containing details in accordance with clause 4.3 above in respect of the quarterly reports. The Company shall retain and, without derogating from the provisions of clause 2.4.7 above, shall require and do its utmost to cause its Sublicensees to retain, the aforegoing books of account for 6 (six) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for 6 (six) years after the end of the calendar year in which such termination becomes effective.

4.5.
At Yeda’s expense, Yeda shall be entitled, subject to clause 2.4.8 above with respect to Sublicensees, to appoint representatives to inspect, at reasonable times, and to make copies of the Company’s and Sublicensees books of accounts, records and other documentation (including technical data and lab books) to the extent relevant or necessary for the ascertainment or verification of the amounts due to Yeda under this clause 4, provided however that Yeda shall give the Company or Sublicensee (as the case may be) reasonable notice of such inspection, and that such inspection shall not occur more than once annually and further provided that prior to such examination such representatives shall execute a written undertaking of confidentiality in customary form (which undertaking, for the removal of doubt, shall not prevent or restrict the disclosure or furnishing to Yeda by such representatives of all relevant information arising from such inspection). The Company shall take all steps necessary so that all such books of account, records and other documentation of the Company are available for inspection as aforesaid at a single location. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yeda in respect of any year of the Agreement in an amount exceeding 5% (five percent) of the amount actually paid by the Company to Yeda in respect of such year then the Company shall (in addition to paying Yeda the shortfall together with interest thereon in accordance with clause 10.4 below), bear the costs of such inspection. The provisions of this clause 4.5 shall survive the termination of this Agreement for whatsoever reason.

5.	PATENTS; PATENT INFRINGEMENTS

5.1.
5.1.1.
Subject to clauses 5.3 and 5.4 below, Yeda shall prosecute the Existing Patent Applications using the outside patent counsel retained by Yeda for such purpose prior to the execution of this Agreement, unless otherwise agreed by Yeda and the Company in writing, and shall maintain at the applicable patent office any patents issuing from the Existing Patent Applications. The Company and Yeda shall consult with one another and cooperate fully with regard to the prosecution of the Existing Patent Applications and in the maintenance of such patents.

5.1.2.
At the initiative of either Yeda or the Company, Yeda and the Company shall consult with one another regarding the filing of patent applications (such term herein to include any provisional patent applications, applications for continuations, continuations-in-part, divisions, patents of addition, amendments or renewals, as well as any other applications or filings for similar statutory protection) in respect of any portion of the Licensed Information and/or corresponding to and/or in respect of the Existing Patent Applications, including the jurisdictions in which such applications should be filed, the timing of the filing of such applications and the contents thereof. Following such consultations, and subject to clauses 5.3 and 5.4 below, Yeda shall retain outside patent counsel to prepare, file and prosecute patent applications as aforesaid in such jurisdiction or jurisdictions as shall be determined by Yeda and the Company in consultation as aforesaid. Subject to clauses 5.3 and 5.4 below, Yeda shall also maintain at the applicable patent office any patents granted as a result of any of the above patent applications. The parties agree that their joint policy will be to seek comprehensive patent protection for the Licensed Information licensed to the Company hereunder. The Company and Yeda shall cooperate fully in the preparation, filing, prosecution and maintenance of such patent applications and patents.

5.2.
All applications to be filed in accordance with the provisions of clause 5.1.2 above, shall be filed in Yeda’s name or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yeda.

5.3.
5.3.1.
Subject to the provisions of clause 5.3.2 below, the Company shall bear and be liable to pay all costs and fees incurred in the preparation, filing, prosecution and the like of the Existing Patent Applications and of all patent applications filed in accordance with the provisions of clause 5.1 above (including patent applications corresponding to the Existing Patent Applications), and the maintenance at the appropriate patent office and the like of all patents issuing from the Existing Patent Applications and all patent applications referred to above. As of the date of signing of this Agreement, the costs and fees incurred by Yeda on account of the Existing Patent Applications amount to US$70,241 (Seventy Thousand, Two Hundred and Forty One United States Dollars) (US$60,035 + VAT) (“the Prior Patent Expenses”).

5.3.2.	Notwithstanding the aforegoing:

(i)
Yeda shall bear and pay all costs and fees incurred in the preparation, filing, prosecution and the like of applications for the amendment of the Existing Patent Applications in the US and in the European Patent Office (but excluding national patent offices); provided that the results achieved as a consequence of the performance of the research referred to in clause 11.1 below shall justify the filing of such applications for amendment; and

(ii)
until the Initial Investment Date, subject to clause 5.3.3 below, Yeda shall, on behalf of the Company, fund all of the costs and fees referred to in clause 5.3.1 above; provided that, on the Initial lnvestment Date, the Company shall reimburse Yeda the aggregate amount of the costs and fees incurred by Yeda prior to the Initial Investment Date and which are payable by the Company pursuant to clause 5.3.1 above (including the Prior Patent Expenses).

5.3.3.
Until the date of receipt by Yeda of the reimbursement of all costs and fees funded by Yeda as provided in clause 5.3.2(ii) above, Yeda shall be entitled, in its sole discretion, to discontinue the prosecution and/or maintenance of, and/or to abandon (as the case may be), in any country or worldwide, any of the Existing Patent Applications and/or any of the patent applications referred to above, and/or any patents issuing on the aforegoing patent applications, subject to Yeda having given the Company at least 30 (thirty) days’ prior written notice of Yeda’s decision as aforesaid; provided that in the event that within the 30 (thirty) day period referred to above, Yeda receives: (i) a written request to continue the patent activities referred to in Yeda’s prior written notice as aforesaid (“the relevant patent activities”); and (ii) security satisfactory to Yeda for the payment of the costs and fees relating to the relevant patent activities, then Yeda shall continue to perform the relevant patent activities, at the Company’s expense, for so long as the relevant patent activities are covered by the security for costs provided by the Company.

5.3.4.
Unless otherwise instructed by Yeda in writing, with effect from the Initial Investment Date, the Company shall pay directly to Yeda’s relevant outside patent counsel amounts payable by the Company pursuant to clauses 5.3.1 above and 5.4 below.

5.4.
Without derogating from the provisions of clause 5.3 above (including, in particular, clause 5.3.3), in the event that, following the consultations between Yeda and the Company regarding the filing, prosecuting and/or maintenance (as applicable) of patent applications and/or patents pursuant to clause 5.1.1 and 5.1.2 above, the Company shall not wish to file and/or continue to prosecute a patent application and/or maintain a patent in any country in relation to the Licensed Information or any part thereof (including any of the Existing Patent Applications), then Yeda, in its discretion, may elect to file and/or continue to prosecute such patent application and/or maintain such patent in such country at its own cost and expense. Yeda shall notify the Company in writing of Yeda’s election to file and/or continue to prosecute such patent application and/or maintain such patent in such country as aforesaid, at Yeda’s expense (such notice, “the Yeda Notice”) and, in the event that:

5.4.1.
the Company notifies Yeda in writing that it does not wish to bear any costs or expenses whatsoever relating to the filing and/or continued prosecution and/or maintenance of such patent application or patent (as the case may be) in such country as aforesaid; or

5.4.2.	the Company shall not, by the date being the later of: (a) the date of expiry of a period of 30 (thirty) days after receipt of the Yeda Notice; or (b) the date of expiry of a period of 7 (seven) days after the Initial Investment Date:

(i)
reimburse Yeda for all out-of-pocket costs and fees incurred by Yeda until the date of the Yeda Notice or the Initial Investment Date (whichever occurs later), in connection with the said patent application (in the preparation and/or filing and/or prosecution of such application) and/or such patent; and

	(ii)	undertake in writing to Yeda to bear all additional and future expenses relating to such patent application and/or patent,

then Yeda shall be entitled, at any time after: (1) receipt by Yeda of the notice from the Company referred to in clause 5.4.1 above; or (2) the later date as aforesaid in clause 5.4.2 above (as the case may be); to terminate the Licence granted to the Company under this Agreement only in respect of such patent application and/or patent in such country, and to take whatever action it deems fit (in its sole discretion) with respect thereto.

5.5.
Should the Company: (i) determine that a third party is infringing one or more of the Patents; or (ii) be sued on the grounds that the manufacture, use or sale of a Product by it or by a Sublicensee under any of the Patents or using the Licensed Information or any portion thereof infringes upon the patent rights of a third party, then the Company shall, after first having consulted Yeda, be entitled to sue for such infringement or defend such action (as the case may be), and Yeda may elect, at its own initiative, to join as a party to such action or consent to such joinder (such consent by Yeda may, for the removal of doubt, be conditional upon, inter alia, the provision by the Company of security, satisfactory to Yeda, for the payment of the expenses or costs referred to in paragraph (a) below) and Yeda shall cooperate and shall use its reasonable efforts to cause the Scientists to cooperate with the Company in prosecuting or defending such litigation, provided that: (a) any expenses or costs or other liabilities incurred in connection with such litigation (including attorneys’ fees, costs and other sums awarded to the counterparty in such action) shall be borne by the Company, who shall indemnify Yeda against any such expenses or costs or other liabilities, the above without derogating from the provisions of clause 9 below; (b) in the event that Yeda shall be named as a party in any such litigation then Yeda shall be entitled to select its own legal counsel in such litigation at its own expense; provided that, in the event of a conflict of interests, actual or potential, the fees and costs of legal counsel selected by Yeda as aforesaid shall be borne by the Company, and if Yeda elects not to select its own counsel and no conflict of interests exists, the selection of the legal counsel representing the Company and Yeda In such litigation shall be subject to the prior written approval of Yeda, which approval shall not be withheld unreasonably; (c) no settlement, consent order, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of Yeda; and (d) if an action is brought against the Company alleging the invalidity of any of the Patents, Yeda shall have the right to take over the sole defence of the action and the parties shall fully cooperate with one another in connection with any such action. Any award and/or recovery in any litigation as aforesaid relating to an infringement shall first be applied to cover fees and costs (including Yeda’s counsel as aforesaid) and thereafter shall be divided between Yeda and the Company in accordance with the provisions of clause 4.1.2 above which shall apply to the amount of such award and/or recovery, mutatis mutandis, as if the amount of such award and/or recovery was “Sublicensing Receipts”, unless and to the extent that the amount of the award and/or recovery comprises royalties oh sales of any Products, in which case the aggregate amount invoiced in respect of such sales shall be deemed to be “Net Sales” and the provisions of clause 4.1.1 above shall apply in respect thereof, mutatis mutandis. For the removal of doubt, Yeda shall not itself be obliged to take any action to sue for any infringement or to defend any action as referred to in this clause 5.5 above.

5.6.
If the Company fails to take action to abate any alleged infringement of a Patent, or to defend any action as aforesaid, within 60 (sixty) days of a request by Yeda to do so (or within a shorter period, if required to preserve the legal rights of Yeda under applicable law), then Yeda shall have the right (but not the obligation) to take such action at its expense and the Company shall cooperate in such action at the Company’s expense and, if required under applicable law or contract, to be named as a party to any such action. Yeda shall have full control of such action and shall have full authority to settle such action on such terms as Yeda shall determine. Any recovery in any such litigation shall be for the account of Yeda only.

5.7.
If the Company initiates any action pursuant to clause 5.5 above or becomes aware of any action initiated by any third party concerning any alleged infringement, or discovers any allegation by a third party of infringement resulting from the Patents, then the Company shall so notify Yeda promptly in writing, giving full particulars thereof. The Company shall promptly keep Yeda informed and provide copies to Yeda of all documents regarding all such actions or proceedings instituted by or against the Company as contemplated under any of the provisions of clause 5.5 above.

5.8.
In the event that the parties are unable to reach agreement after any consultation referred to in this clause 5 above, the matter in dispute shall be referred to the chairman of the board of directors of each of the parties, who shall endeavour, in good faith, to resolve such dispute.

6.	DEVELOPMENT AND COMMERCIALIZATION

6.1.
The Company has submitted an initial Development Program for the development of Products to Yeda, for its approval. The Development Program, as approved by Yeda, is attached hereto as Appendix B (“the initial Development Program”).

6.2.
The Company undertakes, at its own expense, to take all necessary steps to commercialise the Products and, without derogating from the generality of the aforegoing, to use its best efforts to expedite the commencement of the commercial sale of the Products. For such purpose and without derogating from the generality of the aforegoing, the Company shall carry out and/or have a third party carry out on its behalf the performance of those trials (including phases I, II, and III clinical trials), tests and other works and activities, all as detailed in the Initial Development Program, in accordance with the timetable specified therein. The Company also undertakes to perform all such other tests, works and activities as are detailed in all further Development Programs (if any) submitted and approved pursuant to clause 6.5 below, in accordance with the respective timetables included therein, as may be amended by the Company from time to time, subject to Yeda’s prior written consent which should not be withheld unreasonably. The Company further undertakes to continue with commercialisation of the Products diligently throughout the period of the Licence.

6.3.
The Company shall provide Yeda on June 30 and December 31 of each calendar year with written progress reports (“Progress Reports”) which shall include detailed descriptions of the progress and results, if any, of: (i) the tests and trials conducted and all other actions taken by the Company pursuant to the Initial Development Program or any other Development Program delivered and approved pursuant to clause 6.5 below; (ii) manufacturing, sublicensing, marketing and. sales during the preceding 6 (six) months; (iii) the Company’s plans in respect of the testing, undertaking of trials or commercialisation of Products for the following 6 (six) months; (iv) projections of sales and marketing efforts; and (v) the amount of money raised, if any, by the Company by way of the issuance of any irredeemable share capital during the preceding 6 (six) months.

6.4.
For the removal of doubt, without derogating from the remaining provisions of this clause 6 or of clause 10.2 below, nothing contained in this Agreement shall be construed as a warranty by the Company that any Development Program to be carried out by it as aforesaid will actually achieve its aims and the Company makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Development Program.

6.5.
Without derogating from the obligations of the Company pursuant to this clause 6 above or from the provisions of clause 10.2 below, in the event that the Company shall wish to develop and/or commercialise Products in addition to those specified in the Initial Development Program, the Company shall submit to Yeda, for its written approval (not to be unreasonably withheld), a further Development Program in respect of such additional Products and the provisions of this clause 6 shall apply also with respect to such further Development Program and to the development and commercialisation of such additional Products, mutatis mutandis.

6.6.	The Company shall mark, and cause all its Sublicensees to mark, all Products that are manufactured or sold under this Agreement with the number or numbers of each Patent applicable to such Product.

7.	CONFIDENTIALITY

7.1.
The Company shall maintain in confidence all information or data relating to the Patents, the Licensed Information, this Agreement and the terms hereof, (hereinafter, collectively referred to as “the Confidential Information”), except and to the extent that: (i) the Company can prove that any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by the Company or a Sublicensee of this obligation of confidentiality); and (ii) any such information or data was known to any of the Promoters prior to the disclosure thereof by Yeda or becomes available to the Company on a non-confidential basis from a source (other than Yeda or the Institute) which is not prohibited from disclosing such Confidential Information to the Company, as evidenced by written records; and except with regard to that portion, if any, of the Confidential Information expressly released by Yeda from this obligation of confidentiality by notice in writing to the Company to such effect. Notwithstanding the aforegoing, the Company may disclose to its personnel and Sublicensees the Confidential Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that it shall bind such personnel and such Sublicensees with a similar undertaking of confidentiality in writing. The Company shall be responsible and liable to Yeda for any breach by its personnel or any Sublicensee of such undertakings of confidentiality as if such breach were a breach by the Company itself.

7.2.
In addition to and without derogating from the aforegoing, the Company undertakes not to make mention of the names of Yeda, the institute, or any scientists or other employee of the institute (including the Scientists) or any employee of Yeda in any manner or for any purpose whatsoever in relation to this Agreement, its subject matter and any matter arising from this Agreement or otherwise, unless the prior written approval of Yeda has been obtained.

7.3.
Notwithstanding the provisions of clauses 7.1 and 7.2 above, the Company shall not be prevented from mentioning the names of Yeda, the Institute, and/or any scientists or other employees of the Institute (including the Scientists) or any employees of Yeda, or from disclosing any Confidential Information if, and to the extent that, such mention or disclosure is (a) to competent authorities for the purposes of obtaining approval or permission for the exercise of the Licence; or (b) in the fulfillment of any legal duty owed to any competent authority (including a duty to make regulatory filings); or (c) to any third party if, and to the extent that, such disclosure is necessary for the purposes of executing this Agreement, or in order to raise funds for the Company, subject to such third party being bound by a written undertaking of confidentiality in terms similar to the terms of clauses 7.1 and 7.2 above, and provided that such undertaking of confidentiality shall include a provision stipulating, for the removal of doubt, that Yeda shall have an independent right of action against such third party in the event of an infringement of any of the terms of such undertaking of confidentiality. Notwithstanding the aforegoing, any mention or disclosure as aforesaid in a private placement memorandum or a public offering registration statement shall be subject to the consent of Yeda, which consent shall not be withheld unreasonably.

7.4.	No termination of this Agreement, for whatever reason, shall release the Company from any of its obligations under this clause 7 and such obligations shall survive any termination as aforesaid.

7.5.
Yeda shall maintain in confidence all information received by it from  the Company which has been designated by the Company in writing and in advance as confidential, except and to the extent that: (i) any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by Yeda of this obligation of confidentiality) or is released by the Company from this obligation of confidentiality by notice in writing; (ii) any such information or data was known to Yeda or to the Institute prior to the disclosure by the Company or becomes available to Yeda on a non-confidential basis from a source (other than the Company) which is not prohibited from disclosing such Confidential Information to Yeda, as evidenced by written records; (iii) Yeda is required to disclose such information in order to fulfill its obligations under this Agreement (including in connection with the filing and prosecution of patent applications in accordance with the provisions of clause 5 above); or (iv) Yeda is required to disclose such information in fulfillment of any legal duty owed to any competent authority. For the removal of doubt, the provisions of this clause 7.5 shall not apply in respect of any information independently developed at the Institute without reference to the confidential information received from the Company as evidenced by written records.

7.6.
For the removal of doubt, Yeda shall have the right to allow the scientists of the Institute, to publish articles relating to the Licensed Information in scientific journals or posters or to give lectures or seminars to third parties relating to the Licensed Information, on the condition that, to the extent that the information to be published or disclosed is information which is not in the public domain, a draft copy of the said contemplated publication or disclosure shall have been furnished to the Company at least 45 (forty-five) days before the making of any such publication or disclosure and the Company shall have failed to notify Yeda in writing, within 30 (thirty) days from receipt of the said draft publication or disclosure, of its opposition to the making of the contemplated publication or disclosure. Should the Company notify Yeda in writing within 30 (thirty) days from the receipt of the draft contemplated publication or disclosure that it opposes the making of such publication or disclosure because it includes material (which has been specified in said notice) in respect of which there are reasonable grounds (which have also been specified in said notice) requiring the preventing or postponement, as the case may be, of such publication or disclosure so as not adversely to affect the Company’s interests under the Licence (either because such information is: (i) patentable subject-matter for which patent protection pursuant to clause 5.1 above should be sought; or (ii) not patentable but is secret, substantial and identifiable and the publication thereof shall adversely affect the Company’s interests under the Licence), then Yeda shall not permit such publication or disclosure unless there shall first have been filed an appropriate patent application in respect of the material to be published or disclosed as aforesaid, or if this cannot reasonably be undertaken, then Yeda shall not permit such publication or disclosure unless the material specified in the Company’s notice as aforesaid has been deleted therefrom. The Company acknowledges that it is aware of the importance to the researchers of publishing their work and, accordingly, the Company will use its best efforts not to oppose such publications.

7.7.	Yeda’s obligations under this clause 7 shall terminate upon termination of this Agreement.

8.	NO ASSIGNMENT

8.1.
The Company may not assign or encumber all or any of its rights or obligations under this Agreement or arising therefrom, without the prior written consent of Yeda, which shall not be unreasonably withheld. Any consideration received by the Company in respect of an assignment to which Yeda consents as aforesaid or an assignment in accordance with the provisions of clause 8.2 below, shall be deemed to be Sublicensing Receipts and the provisions of clause 4 above shall apply with respect thereto, mutatis mutandis. For the purposes of this clause 8.1, the merger of the Company with another entity in the event that the Company is not the surviving entity shall be deemed to be an assignment; a merger of the Company with another entity in the event that the Company is the surviving entity shall not be deemed to be an assignment.

8.2.
Notwithstanding the aforegoing, the Company shall be entitled to assign this Agreement and the rights and obligations of the Company to another entity as a result of a merger of the Company with such entity in the case that the Company is not the surviving entity, without the prior written consent of Yeda, provided that: (i) no material breach of the Company’s obligations under this Agreement shall have occurred prior to the date of assignment and remain unremedied at the date thereof, or if such material breach has occurred, Yeda shall not have waived, in writing, its rights to terminate this Agreement on account of such breach; (ii) the third party assignee shall confirm to Yeda in writing that it accepts all the obligations of the Company hereunder; (iii) such third party assignee shall not be entitled to further assign this Agreement without Yeda’s prior written consent; (iv) by the date of such assignment an aggregate net amount of at least US $1,000,000 (one million United States Dollars) shall have been invested in the redeemable share capital of the Company; (v) the assignee has good financial standing; and (vi) the terms of the assignment are bona fide, at arm’s length and are in accordance with market conditions.(vii) Yeda is notified by the Company in writing of such assignment and of details thereof at 30 (thirty) days prior thereto.

9.	EXCLUSION OF LIABILITY AND INDEMNlFICATION

9.1.
Yeda, the Institute and the directors, officers and employees of Yeda and/or of the Institute and its representatives and employees (hereinafter collectively “the Indemnitees”) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) of whatever kind or nature caused to or suffered by any person or entity (including the Company or any Sublicensee, its investors and founders) that directly or indirectly arise out of or result from or are encountered in connection with this Agreement or the exercise of the Licence and/or the EU Agreement, including directly or indirectly arising out of or resulting from or encountered in connection with the development, manufacture, sale or use of any of the Products by the Company, any Sublicensee or any person acting in the name of or on behalf of any of the aforegoing, or acquiring, directly or indirectly, any of the Products from any of the aforegoing, or directly or indirectly arising out of or resulting from or encountered in connection with the exploitation or use by the Company or any Sublicensee of the Licensed Information or any part thereof, including any data or information given, if given, in accordance with this Agreement.

9.2.
In the event that any of the Indemnitees should suffer any damages, claim, demand, liability, loss, cost or expense (including legal costs and attorneys’ fees) as aforesaid in clause 9.1, or shall be requested or obliged to pay to any person or entity any amount whatsoever as Compensation for any damages, demand, claim, liability, cost, loss or expense as aforesaid, then the Company shall indemnify and hold harmless such Indemnitees from and against any and all such damages, claim, demand, liability, loss, cost or expense (including documented attorney’s fees and legal costs) of whatever kind or nature as aforesaid. Without limiting the generality of the aforegoing, the Company’s indemnification as aforesaid and the exclusion of liability in clause 9.1 above shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement.

9.3.
The Company shall at its own expense insure its liability pursuant to clause 9.2 above during the period beginning immediately prior to the commencement of clinical trials and continuing during the entire period that the Licence is in force in any country, plus an additional period of 7 (seven) years. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the stage of development of the Products and to the nature of the Products, and shall be subscribed for from a reputable insurance company. The named insured under such insurances shall be the Company, Yeda and the Institute and the beneficiaries thereof shall include also the respective employees, officers and directors of Yeda and the Institute. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least 30 (thirty) days in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the aforegoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. The Company shall be obliged to submit to Yeda copies of the aforesaid insurance policy or policies within 14 (fourteen) days of the date of issue of each such policy.

9.4.	The provisions of this clause 9 shall survive the termination of this Agreement for whatsoever reason.

10.	TERM AND TERMINATION

10.1.	Unless otherwise agreed to in writing, this Agreement shall terminate upon the occurrence of the later of the following:

10.1.1.	the date of expiry of the last of the Patents; or

10.1.2.
in the case in which only one Product is developed and/or commercialised under this Agreement, the expiry of a period of 15 (fifteen) years from the date of First Commercial Sale of such Product as provided in clause 2.3.2 above; or in the case in which more than one Product is developed and/or commercialised hereunder, the expiry of a period of 20 (twenty) years during which there shall not have been a First Commercial Sale of any such Products in the U.S.A. or any country in Europe.

10.2.	Notwithstanding anything to the contrary contained in this Agreement:

10.2.1.
Yeda shall be entitled, at its option: (i) to modify the Licence hereunder so that it is non-exclusive only (any such amendment of this Agreement by Yeda as aforesaid being effective immediately, the Company’s consent thereto (written or otherwise) not being required, notwithstanding the provisions of clause 15.2 below); or (ii) to terminate this Agreement (including the Licence hereunder) by giving the Company 30 (thirty) days’ written notice, if:

(a) Phase I clinical trials shall not have commenced with respect to any Product within 42 (forty-two) months of the Effective Date; or

(b)
commercial sale of at least one Product shall not have commenced in at least one country within 6 (six) months of the obtaining of FDA New Drug Approval or equivalent approval for the commercial marketing of such Product (as the case may be) in such country (except as a result of force majeure or other factors beyond the control of the Company) and taking into consideration the seasonal nature of the Products; or

(c)
commercial sale of any Product having commenced, there shall be a period of 1 (one) year or more during which no sales of any Product shall take place (except as a result of force majeure or other factors beyond the control of the Company).

10.2.2.
Without derogating from the aforegoing, Yeda shall be entitled to terminate this Agreement (unless previously terminated in accordance with the provisions of this Agreement), by written notice to the Company (effective immediately), if: (i) the Company shall not have paid Yeda the Prior Patent Expenses as referred to in clause 5.3.1 above on or by March 31, 2005; or (ii) the Company shall not have received the Initial Investment by March 31, 2005.

10.2.3.
Without derogating from the aforegoing, Yeda shall be entitled to terminate this Agreement (unless previously terminated in accordance with the provisions of this Agreement), by written notice to the Company (effective immediately), if the Company contests the validity of any of the Patents.

10.3.
Without derogating from the parties’ rights hereunder or by law to any other or additional remedy or relief, it is agreed that either Yeda or the Company may terminate this Agreement and the Licence hereunder by serving a written notice to that effect on the other upon or after: (i) the commitment of a material breach hereof by the other party, which material breach cannot be cured or, if curable, which has not been cured by the party in breach within 30 (thirty) days (or in the case of failure by the Company to pay any amount due from the Company to Yeda pursuant to or in connection with this Agreement on or before the due date of payment, 10 (ten) days) after receipt of a written notice from the other party in respect of such breach, or (ii) the granting of a winding-up order in respect of the other party, or upon an order being granted against the other party for the appointment of a receiver, or if such other party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of such other party, or if a temporary or permanent attachment order is granted on such other party’s assets, or a substantial portion thereof, or if such other party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this clause 10.3(ii) above under the laws of any jurisdiction occurs in respect of such other party; provided that, in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act is not cancelled within 120 (one hundred and twenty) days of the grant of such order or the performance of such act.

10.4.
Any amount payable hereunder by one of the parties to the other; that has not been paid by its due date of payment, shall bear interest from its due date of payment until the date of actual payment, at the maximum rate prevailing from time to time during the period of arrears at Citibank, New York main office branch in respect of unapproved overdrafts In US Dollar current accounts.

10.5.
Upon the termination of this Agreement for whatever reason, all rights in and to the Licensed information and the Patents shall revert to Yeda and the Company shall not be entitled to make any further use thereof and the Company shall deliver to Yeda all drawings, plans, diagrams, specifications, other documentation, models or any other physical matter in the Company’s possession in any way containing, representing or embodying the Licensed Information.

10.6.
Upon the termination of this Agreement other than pursuant to clause 10.1 above, the Company shall grant to Yeda a non-exclusive, irrevocable, perpetual, paid-up, worldwide licence in respect of the Company’s Information. In this clause 10.6 above, the term “the Company’s Information” shall mean any invention, product, material, method, process, technique, know-how, data, information or other result relating to the Licensed Information and/or the Products which does not form part of the Licensed Information, discovered or occurring in the course of or arising from the performance by the Company of the development work pursuant to clause 6 above, including any regulatory filing or approval, filed or obtained by the Company in respect of the Products.

10.7.	The termination of this Agreement for any reason shall not relieve the Company of any obligations which shall have accrued prior to such termination.

10.8.
In the event that this Agreement shall be terminated, other than by way of termination by Yeda pursuant to clause 10.2. or 10.3 above, and that, at any time within 5 (five) years following such termination, Yeda shall grant to a third party a licence or other rights in respect of the Company’s Information or any part thereof (alone or together with any part of the Licensed Information) and Yeda shall receive thereafter in respect of such licence or rights consideration, then, subject to the Company having complied and continuing to comply with all its obligations under this Agreement which remain in existence following termination of this Agreement as aforesaid (including the provisions of clause 10.5 above, Yeda shall pay to the Company 25% (twenty-five percent) of the Net Proceeds actually received by Yeda in respect of such a licence or rights, until such time as the Company shall have received, in aggregate, the full amount of research funds actually expended by the Company in order to develop the Company’s Information as evidenced in writing by the Company’s independent CPA. Yeda shall pay to the Company amounts, if any, payable under this clause 10.8 above, within 90 (ninety) days of receipt of the relevant Net Proceeds.

For the purpose of this clause 10.8, “Net Proceeds” means royalties or other consideration of any kind actually received by Yeda in respect of such licence (excluding funds for research and/or development at the Institute or payments for the supply of services) after deduction of all costs, fees and expenses incurred by Yeda in connection with such licence (including, patent related costs and all attorneys’ fees and expenses and other costs and expenses in connection with the negotiation, conclusion and administration of such licence).

11.	RESEARCH

11.1.
The Company shall, within 7 (seven) days of the Initial Investment Date, pay Yeda the sum of US $15,000 (fifteen thousand United States Dollars), in respect of the research being performed at the Institute, under the supervision of Prof. Arnon, with respect to the Invention, in accordance with the research program attached hereto marked Appendix C.

11.2.
In the event that the Company is interested in the performance of additional research at the Institute under the supervision of Prof. Arnon with respect to the Invention, then the Company shall give Yeda written notice to such effect (“the Company Notice”) and, subject to Prof. Arnon being willing and able to undertake such research and, subject further to the relevant Institute regulations in force at the time, the parties shall enter into negotiations, in good faith, in order to reach agreement with respect to the amendments to this Agreement which would be required in order to incorporate terms and conditions relating to the performance of such research, the research plan and budget, reporting obligations and other customary terms relating to such research. In the event that the parties shall reach agreement as aforesaid, this Agreement will be amended accordingly and the Licence granted hereunder shall apply to any use of inventions, discoveries or results arrived at by Prof. Arnon pursuant to or as a consequence of such research (“the Research Results”), mutatis mutandis (the right, title and interest in and to the Research Results vesting in Yeda), but in respect only of the Products, subject to the amendments agreed by the parties as aforesaid and subject to such consequential amendments as may be required in order to apply the Licence to the Research Results. For the avoidance of any doubt, nothing contained in this clause 11 shall oblige any of the parties to execute any amended or supplementary agreement with regard to the aforegoing. In the event that the parties fail, for any reason whatsoever, to reach agreement as aforesaid within a period of 120 (one hundred and twenty) days from the date of delivery of the Company Notice to Yeda, then none of the parties shall be required to continue the negotiations regarding the performance of such research as aforesaid.

11.3.
Nothing contained in this clause 11 shall derogate from the ability of the Company to retain Prof. Arnon for the purposes of providing consultancy services to the Company, pursuant to a written consultancy agreement which has been pre-approved by Yeda and the Institute in writing. Furthermore, for as long as. Dr. Ben Yedidia serves as a consultant to Prof. Arnon laboratory at the Institute, nothing contained in this clause 11 shall derogate from the ability of the Company to employ Dr. Ben Yedidia as an employee of the Company, pursuant to a written employment agreement, which has been pre-approved by Yeda and the Institute in writing.

12.	NOTICES

Any notice or other communication required to be given by one party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service—it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out below, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this clause 12:

12.1.	to Yeda at:	P.O. Box 95
Rehovot 76100
Attention: the CEO
Facsimile: (08) 9470739

12.2.	to the Company at:	54 Bialik Avenue,
Ramat Hasharon 47205,
Israel
Attention: Ron Babecoff
Facsimile: (03) 5491529

13.	VALUE ADDED TAX

The Company shall pay to Yeda all amounts of Value Added Tax imposed on Yeda in connection with the transactions under this Agreement. All amounts referred to in this Agreement shall be exclusive of Value Added Tax.

14.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed in all respects by the laws of Israel and the parties hereby submit to the exclusive jurisdiction of the competent Israeli courts, except that Yeda may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

15.	MISCELLANEOUS

15.1.	The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

15.2.
This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof (including the Memorandum of Understanding between the parties dated April 4, 2003, the Non-Disclosure Agreement dated October 30, 2002, the Licence Agreement between the parties signed on July 31, 2004 and the letter dated 20 September 2004 (except, for the removal of doubt, the undertakings by the Founders to Yeda and vice-versa in the said letter, which shall remain in effect) and, subject to clause 10.2.1 above, this Agreement may be amended only by a written document signed by both parties hereto. No party has, in entering into this Agreement, relied on any warranty, representation or undertaking, except as may be expressly set out herein.

15.3.
This Agreement may be executed in any number of counterparts (including counterparts transmitted by telecopier or fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

15.4.
No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

15.5.
If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

15.6.
Nothing contained in this Agreement shall be construed to place the parties in relationship of partners or parties to a joint venture or to constitute either party an agent, employee or legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

15.7.
All payments to be made to Yeda hereunder shall be made in US Dollars by banker’s cheque or by bank transfer to Yeda’s bank account, the details of which are as follows: Bank Hapoalim B.M. Rehovot branch #615, account no. 37852; swift: POALILIT.

15.8.	All payments to be made to Yeda hereunder shall be made free and clear of and without any deduction for or on account of any set-off, counterclaim or tax.

15.9.	Each party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

15.10.	None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person who is not a party to this Agreement.

IN WITNESS WHEREOF the parties hereto have set their signatures as of this 16th day of March 2005.

for	YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED	for	BiondVax Pharmaceuticals Ltd.

By:	/s/ Dr. Isaac Shariv	By:	/s/ Dr. Ron Babecoff
Title:	C.E.O.	Title:	President & CEO

By:	/s/ Prof. Haim Garty
Title:	Chairman

APPENDIX A(1)

The Existing Patent Applications

PATENT CARD

9822

Title: PEPTIDE-BASED VACCINE FOR INFLUENZA

Inventors: ARNON Ruth, BEN-YEDIDIA Tamar, LEVI Raphael

Country	Application	Publication	Grant	Status
ISRAEL	30/11/1998 - 127331	-	-	Abandoned
PATENT COOPERATION TREATY	28/11/1999 - PCT/IL99/00640	08/06/2000 - WO 00/32228	-	Published
AUSTRALIA	28/11/1999 - 14066/00	-	05/02/2004 - 766883	Granted
CANADA	28/11/1999 - 2,352,454	-	-	Pending
EUROPEAN PATENT OFFICE	28/11/1999 - 99972929.6	26/09/2001 - 1 135 159	-	Published
HONG KONG	09/03/2002 - 02102105.6	21/06/2002 - 1040620A	-	Published
ISRAEL	28/11/1999 - 143367	-	-	Pending
JAPAN	28/11/1999 - 2000-584919	24/09/2002 - 2002-531415	-	Published
KOREA	28/11/1999 - 10-2001-7006639	-	-	Pending
MEXICO	28/11/1999 - PA/A/2001/005398	-	-	Examination
NEW ZEALAND	28/11/1999 - 511918	-	08/12/2003 - 511918	Granted
U.S.A	28/11/1999 - 09/856,920	-	25/05/2004 - 6,740,325	Granted
U.S.A	28/11/1999 - 10/846,548	06/01/2005 - US-2005-0002954	-	Published

March 2005

APPENDIX A(2)

Know-How

The “Know-How” comprises: (i) information and data relating to the development, formulation, preparation, manufacturing and storage of the peptide-based synthetic influenza vaccine, as developed by the Scientists (headed by Prof. Arnon), and relating to the influenza epitopes, Plasmids pLS408 containing influenza epitope nucleotides and Salmonella strains expressing influenza epitopes in their flagella; and (ii) information and data relating to the following:

1.	Synthesis of nucleotides corresponding to selected influenza epitopes.

2.	Identification, synthesis and expression of relevant influenza epitopes, inducing the response of the various arms of the human immune system.

3.	Insertion of influenza epitopes into plasmid pLS408 and into Salmonella for expression of influenza epitopes in the flagellin of Salmonella vaccine strains.

4.	Selecting the Salmonella strains expressing the epitopes for the influenza vaccine.

5.	Cultivation of recombinant Salmonella vaccine strains.

6.	Flagella harvesting technique: cleavage of the flagella form the Salmonella and purification of recombinant flagella.

7.	Flagella conservation methods and suspension environment.

8.	Vaccine administration technique (intranasal drop).

9.	Analytical methods for evaluation of vaccine efficacy including measurements of virus and immunoglobulin titers.

10.	Usage of humanized mice chimera for evaluation of the human immune system response to various epitopes.

APPENDIX B

Initial Development Plan

The Company’s development plan is divided into two parts:

1.	Developing the influenza vaccine from proven concept in animals to proven concept in humans by conducting pre-clinical studies and challenge clinical trial phase I and II.

2.	Conducting large scale clinical trial phase III and registration of the new vaccine at the FDA, European heath authorities and other relevant authorities

This Initial development plan deals with the first part of the new vaccine development as the second part depends on the outcome of the initial stage and will take place only in 3 to 4 years from now.

The table below presents a schematic description of the activities; timetable and timeframes that our team intends to execute, in order to prove the safety and efficacy of the new influenza vaccine:

1

Pre-clinical development

Pre-clinical activities will commence with the epitope mix selection for the design of multi-racial vaccine (the actual epitope selection covers the Caucasian HLA immune system). This phase is relatively short and includes, mostly, a bibliographical search. It will start prior to the investment and will take two weeks.

The second step is the optimization and formulation development & testing of the selected investigational vaccine epitope mix. The Company will rent laboratory space and a laboratory technician at an existing biotech company in preference XTL (suggested by Prof. Ruth Arnon). According to our plan, this stage will take about 9 to 10 months. Anat Eitan will supervise the whole process from the Company’s side.

In parallel, the Company will outsource the analytical, validation methods and the development of purification techniques (these elements are well known and controlled in the industry) to laboratories specialized in biological products development that operates in respect with the international GLP (good laboratory practice) standards. These methods and techniques will be used by the manufacturer of the investigational vaccine.

Identification and selection of an experienced and recognized manufacturer who has a recombinant manufacturing capabilities and who operates according to the international GMP (good manufacturing practise) standards will begin at an early stage in parallel to the fund rising (we already started initial discussions with BTG). The Company will evaluate the possibility to perform the development of the analytical and validation methods as well as the purification techniques by the selected manufacturer.

Production of the investigational vaccine experimental lot will begin at the end of the third quarter of operation. The experimental lot will enter into a stability program testing the activity and stability of the vaccine over time. The stability program will run all along the development process. The manufacturer will release (QC/QA) the experimental lot according to the analytical and validations methods.

Acute and sub-acute toxicology tests of the experimental vaccine will be tested by a specialized laboratory (probably in the UK). These tests will take place soon after the first batch is manufactured and released by the manufacturer.

The Company will evaluate the existing nasal spray devices and will preferentially try to use one of them. In case it will not be possible, we will outsource the development of such a device. The device provider will be selected at an early stage in parallel to fund raising and in compliance with pharmaceutical requirements for biological regulations.

2

The pre-clinical development stage will end with the design of the clinical trial and the selection of a CRO company that will conduct the clinical trials. These pre-clinical activities will take about 15 months.

Clinical trials

As for the clinical trials, The Company will use the services of first class CRO (Contract Research Organisations) and top FDA experts to aid in the preparation and filing the IND with the FDA. We intend to collaborate with the NIAID (national institute of allergy and infectious diseases, USA) as they have interest in development of influenza vaccines and they control a special clinical network that they use to run clinical trials. This has been done in the past with other companies / vaccines including influenza vaccines.

The first approach to the FDA and the NIAID is planned soon after the Company completes the development of the investigational vaccine. We will employ FDA experts and personal contacts of the Company Advisory Board to optimize and facilitate the work with these institutions.

The design of the clinical trial (protocol and CRF) will be done during the preclinical phase by FDA regulatory and clinical advisors including Anat Eitan  and members of the Advisory Board. We will contract FDA experts and will cooperate with the FDA officials as well as with the CRO company right from the beginning of this process.

The BLA application will be submited to the FDA authorities in the beginning of the second quarter of the second year of operation and we expect its approval within 3 months.

3

The clinical trials are planned to begin at the end of the second quarter of the second year of operation. In light of prior FDA approval to conduct challenged clinical trial phase I & II for another investigational influenza vaccine (FIuINsure: Intranasal administrated, trivalent recombinant submit influenza vaccine developed by ID Biomedical) we have great reason to believe that the FDA will also authorize the Company to conduct challenge clinical trial phase I & II. Challenge clinical trials involve vaccinating volunteers with the experimental vaccine and a month later infecting them with none influenza virus strain. Under natural conditions only 20% - 30% of the population is infected by the influenza virus. In order to show significant results there is a need to perform trials on a large group of people. The advantage of using challenge clinical trials is that we reduce significantly the clinical trial time and costs by working with smaller groups of people. In challenge clinical trials 100% of the people in the  group are deliberately infected with the virus. By conducting challenge clinical trials we can finish the two trials (phase I & II) including the data analysis within 6 to 9 months. The time required for completing this clinical phase, including the design, preparation and approval of the trials is 15 months, thus if successful (investigational vaccine is safe and efficient) we will have an influenza vaccine which is proven concept in humans in 30 months.

The second part of the initial development plan is conducting large scale clinical trial phase III and registration of the new vaccine with the FDA and European heath authorities. This part is not included in the Initial Development Plan for the reasons mentioned above.

4

5

APPENDIX C

RESEARCH PLAN – Prof. Ruth Arnon

Vaccination of human/mouse radiation chimera with recombinant flagella expressing murine epitopes.

Aim:	influenza

To check whether vaccination with the mouse epitopes vaccine (triple vaccine) provides protection in the humanized mice and compare it with the efficacy of the human influenza epitopes (tetra vaccine) in immunized chimeric mice transplanted with human peripheral blood mononuclear cells (PBMC).

Experimental Procedure:

1.	Preparation of chimera mice:

Balb/c mice are exposed to a split lethal total body irradiation of 4Gy followed by 3Gy 3 days later. Then, they are reconstituted with SCID mice bone marrow and transplanted with human PBMC from different caucasian donors.

2.	Vaccination experiment:

Groups of chimera mice (12 mice per group) will be immunized with the following:

1.	The mouse epitopes “triple vaccine” followed by infection with influenza virus.

2.	The human epitopes “tetra vaccine” followed by infection with influenza virus (as a positive control).

3.	Non immunized mice, infected with influenza virus (as a negative control).

4.	Another negative control group will include conditioned but not transplanted mice immunized with the “triple vaccine” followed by infection with the influenza virus.

1

The “triple vaccine” contains flagella expressing a T helper and a CTL epitope from influenza virus, that are recognised by the mouse MHC molecules as well as a B cell epitope. (Th epitope: NP55-69, CTL epitope: NP147-158, B-cell epitope: HA91-108)

The “tetra vaccine” contains flagella expressing a T helper and two CTL epitopes from influenza virus, that are recognised by the human HLA molecules as well as the B cell epitope. (Th epitope: HA307-319, CTL epitope: NP335-350, CTL epitope: NP380-393, B-cell epitope: HA91-108).

Vaccination will be performed 10 days after transplantation of the chimeric mice, by one intranasal administration, followed by intranasal infection with the influenza virus 7 days later.

The virus titer in the lungs of the mice will be examined in embryonated eggs and the humoral response of the chimera will be evaluated by ELISA.

The analysis of these data will enable us to evaluate the efficacy of the murine vaccine in comparison to the human vaccine and the protection conferred by vaccination.

2

YEDA RESEARCH AND DEVELOPMENT CO. LTD. TECHNOLOGY TRANSFER FROM THE WEIZMANN INSTITUTE OF SCIENCE

December 4, 2006

Ref.:09-2084-06-97 No.:81966

Facsimile: 08-9302531

Dr. Ron Babecoff, President & CEO
Biondvax Pharmaceuticals Ltd.
14 Einstein Street (4th Floor)
Weizmann Science Park
Ness-Ziona, Israel

Dear Ron,

Re:
Research and Licence Agreement by and between Yeda and BiondVax, dated: July 31, 2003 (the “R&L Agreement”) - Extension of milestone (Amendment of clause 10.2.l(a) (Prof. Arnon’s Research regarding vaccine for influenza)

We hereby acknowledge and confirm that the milestone described in clause 10.2.1(a) to the above captioned R&L Agreement will be extended by an additional 8 months.

Accordingly, clause 10.2.1(a) to the R&L Agreement will be amended, as follows: ‘

“Phase I clinical trails shall not have commenced with respect to any Product within 50 (Fifty) months of the Effective Date”

Upon execution of this letter by both Parties, the above amended wording of clause 10.2.l(a) will replace and be in lieu of the current wording.

All other terms and conditions contained in the R&L Agreement shall remain unchanged and of full force and effect.

Yours sincerely,

Yeda Research and Development Co. Ltd.

We confirm that we have read the above letter and hereby agree to the terms thereof

/s/ Dr. Ron Babecoff
BiondVax Pharmaceuticals Ltd.

From: Einat Zisman [mailto:einat.zisman@weizmann.ac.il]
Sent: Wednesday, November 01, 2006 4:01 PM
To: Ron Babecoff
Cc: Gil Granot-Mayer; Amir Naiberg
Subject: Re: BiondVax

Shalom Ron,

Further to our discussion earlier today, Yeda agrees to extend the milestone described in clause 10.2.1 (A) by 8 months, i.e., to a total of 50 (42+8=50) months from the effective date.

Current text:
10.2.1 (a) “Phase I clinical trials shall not have commenced with respect to any Product within 42 (forty-two) months of the Effective Date;”

To clarify, Phase I trials are the first-stage of testing in human subjects. Therefore, “commencement of Phase I clinical trials” means the enrollment of the first patient in the study according to the pre-approved protocol (IND). The date in which this patient receives the vaccine according to the study approved protocol is the “phase I commencement date”.

We will send you a formal letter, as well as check the matter of signatures later on.

Kind regards,
Einat

Einat Zisman Ph.D., MBA
Chief Business Officer
Yeda R&D Co. Ltd. - Technology Transfer from the Weizmann Institute of Science
Tel: 972-8-9470617
Fax: 972-8-9470739
SMS: 972-8-936-6874
einat.zisman@weizmann.ac.il	http://www.YedaRnD.com

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